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                                                                    Exhibit 99.1


Wednesday, November 5, 1997

ACCUSTAFF ACQUIRES LONDON-BASED HUNTERSKIL HOWARD PLC

ADDS $115 MILLION IN INFORMATION TECHNOLOGY REVENUES

JACKSONVILLE, Fla.--(BUSINESS WIRE)--Nov. 5, 1997--AccuStaff Incorporated
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(NYSE:ASI), an international provider of strategic staffing, consulting and
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outsourcing services, today announced that it has acquired 100% of the stock of
Hunterskil Howard plc ("Hunterskil"), an international business services group engaged primarily in the deployment of information technology professionals in the United Kingdom and Western Europe. Hunterskil Howard's revenues for the fiscal year ended July 31, 1997, were approximately $115 million, based upon audited financial information. The transaction is expected to be accretive to earnings. Terms of the purchase transaction were not disclosed.

Derek E. Dewan, Chairman, President and Chief Executive Officer of AccuStaff, said, "Hunterskil Howard adds an impressive list of international firms to our growing client list. They have been in business over 27 years and received the U.K. award for IT Recruitment of the Year in 1996. Alan McBride, Managing Director of Hunterskil Howard, will remain, as will other members of his management team."

Hunterskil has five offices in the U.K., with over 1,000 contractors on assignment, providing programmers, UNIX systems administrators, Windows NT support, client-server development, and mainframe software maintenance and support. Additionally, the company provides facilities and project management to the U.K. Ministry of Defense, British Aerospace, Racal and Railtrack. Its client list includes British Telecom, NatWest Bank, British Airways, Digital Equipment, and Yorkshire Electricity, among others. Additional contract staffing offices in Eindhoven, Paris, and Madrid serve customers such as Ericsson, Phillips, Siemens, Shell and IBM. Hunterskil is ISO 9001 certified.

According to Timothy Payne, President of AccuStaff's IT Division (newly named "modis"), Hunterskil Howard will increase the estimated worldwide revenues of the IT Division to over $1 billion in 1998. "We currently are one of the largest information technology services providers in the world, operating over 100 offices in the U.S., Canada, the United Kingdom, Continental Europe, and Latin America. AccuStaff recently introduced the new brand identity of its IT division - 'modis.' This singular identity, together with our rapidly growing network of IT offices, should increase our market presence internationally and accelerate our growth momentum going forward."
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Dewan added, "We will continue to look for attractive acquisition opportunities, both domestically and in select markets abroad. Our pipeline of acquisitions is full and we expect this to be an active fourth quarter on the acquisition front."

AccuStaff Incorporated is an international provider of business services, including consulting, outsourcing, training, and strategic staffing services, to leading businesses. Headquartered in Jacksonville, Florida, the Company has approximately 1,000 branch, franchise, and associated offices in 46 states, the District of Columbia, Canada, the United Kingdom, Continental Europe, and Latin America.

Statements made in this press release, other than those concerning historical information, should be considered forward- looking and subject to various risks and uncertainties. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under Risk Factors and elsewhere in the Company's reports on Forms 10-K, 10-Q and 8-K made under the Securities Exchange Act of 1934. For instance, the Company's results of operations may differ materially from those anticipated in the forward-looking statements due to, among other things: management's ability to effectively integrate the combined operations of Career Horizons, Inc. and the Company; the Company's ability to successfully identify suitable acquisition candidates, complete acquisitions or integrate the acquired business into its operations; the general level of economic activity in the Company's markets; increased price competition; and the continued availability of qualified temporary personnel - particularly in the information technology and other professional segments of the Company's businesses. In addition, the market price of the company's stock may from time to time be significantly volatile as a result of, among other things: the Company's operating results; the operating results of other temporary staffing companies; and changes in the performance of the stock market in general.

For additional information about the Company, visit AccuStaff's web site: http:
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//www. accustaff. com.
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